FOR IMMEDIATE RELEASE
DATE: January 24, 2019

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND ANNUAL 2018 RESULTS AND DECLARES REGULAR CASH DIVIDEND

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Diluted earnings per common share were $0.45 for the quarter ended December 31, 2018 compared to $0.33 for the quarter ended December 31, 2017 and $0.42 for the linked-quarter ended September 30, 2018.

•	Diluted earnings per common share were $1.49 for the year ended December 31, 2018 compared to $1.39 for the year ended December 31, 2017.

•	Heritage declared a regular cash dividend of $0.18 per common share, an increase of 5.9% from the $0.17 regular cash dividend per common share declared during fourth quarter 2018.

•
Net interest margin increased to 4.37% for the quarter ended December 31, 2018 from 4.03% for the quarter ended December 31, 2017 and decreased from 4.41% for the linked-quarter ended September 30, 2018.

•
Noninterest bearing demand deposits increased $50.4 million, or 15.3% on an annualized basis, to $1.36 billion, or 30.7% of total deposits, at December 31, 2018 from $1.31 billion, or 29.8% of total deposits, at September 30, 2018.

•	Heritage completed the system conversion relating to the Premier Commercial Bancorp Merger during November.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank, today reported that the Company had net income of $16.6 million for the quarter ended December 31, 2018 compared to $10.0 million for the quarter ended December 31, 2017 and $15.5 million for the linked-quarter ended September 30, 2018. Diluted earnings per common share for the quarter ended December 31, 2018 was $0.45 compared to $0.33 for the quarter ended December 31, 2017 and $0.42 for the linked-quarter ended September 30, 2018. The impact of one-time and merger-related expenses was $0.02 per share for the quarter ended December 31, 2018 compared to $0.01 per share for the quarter ended December 31, 2017 and $0.07 per share for the quarter ended September 30, 2018.
The Company had net income of $53.1 million for the year ended December 31, 2018, or $1.49 per diluted common share, compared to $41.8 million, or $1.39 per diluted common share, for the year ended December 31, 2017. The impact of one-time and merger-related expenses was $0.27 per share for year ended December 31, 2018 compared to $0.02 per share for the year ended December 31, 2017.
Brian L. Vance, Chief Executive Officer of Heritage, commented, "We are pleased with our overall growth in 2018.  We achieved some important milestones during the year including surpassing the $5.0 billion mark in total assets with the acquisitions of Puget Sound Bancorp, Inc. and Premier Commercial Bancorp. It is significant to note that our year-over-year asset growth was 29.3%.
As the year was coming to a close we also hired a new team of bankers in the Portland, Oregon market in addition to the team we hired in 2017. With the two acquisitions and the new teams we have hired, we have significantly increased our presence and market share in the largest two markets in the Pacific Northwest, which has been an important initiative of ours in the past few years.

Even when including $0.27 of one-time and merger-related expenses in 2018, we were still able to report diluted earnings per share of $1.49 for the year, a 7.2% improvement over the prior year.  We are pleased to declare a regular cash dividend of $0.18 per share which is a 5.9% increase from the $0.17 per common share declared in the fourth quarter of 2017.  Our tangible common equity remains strong at 9.9% which will support our ongoing strategy of organic growth and growth from future acquisitions.”
Jeffrey J. Deuel, President and Chief Executive Officer of Heritage Bank commented, “We are pleased with our overall financial performance. In spite of the fact that we did not see the loan growth we had expected due to historically high loan prepayments during the second half of the year, our loan pipeline and new loan originations remain quite strong. We also saw nice growth in overall deposits as a result of our long-term focus on growing deposits. Our 82.4% loan to deposit ratio provides us with the flexibility to successfully manage through the current competitive rate environment. We have also seen continuing improvement in our net interest margin due to disciplined loan and deposit pricing strategies.
The combination of legacy Heritage, two acquisitions, two new teams we brought on in the Portland, Oregon market over the past 20 months, and some selective hiring in both the front and back office positions us well for the future.”

Acquisition of Premier Commercial Bancorp
On July 2, 2018, the Company completed the acquisition of Premier Commercial Bancorp ("Premier Commercial"), the holding company for Premier Community Bank, both of Hillsboro, Oregon ("Premier Merger"). As of the acquisition date, Premier Commercial was merged with and into Heritage and Premier Community Bank was merged with and into Heritage Bank.
Pursuant to the terms of the merger agreement, Premier Commercial shareholders received 0.4863 shares of Heritage common stock in exchange for each share of Premier Commercial common stock based on the Heritage closing date per share price on June 29, 2018 of $34.85. Heritage issued an aggregate of 2,848,579 shares of its common stock and paid cash of $2,000 for fractional shares in the transaction for total consideration paid of $99.3 million.

Acquisition of Puget Sound Bancorp, Inc.
On January 16, 2018, the Company completed the acquisition of Puget Sound Bancorp, Inc. (“Puget Sound”), the holding company for Puget Sound Bank, both of Bellevue, Washington (“Puget Sound Merger”). As of the acquisition date, Puget Sound merged into Heritage and Puget Sound Bank merged into Heritage Bank.
Pursuant to the terms of the merger agreement, Puget Sound shareholders received 1.1688 shares of Heritage common stock in exchange for each share of Puget Sound stock. Heritage issued an aggregate of 4,112,258 shares of its common stock at the closing date per share price on January 12, 2018 of $31.80 and paid cash of $3,000 for fractional shares in the transaction for total consideration paid of $130.8 million.

Acquisition Accounting
The Premier Merger and Puget Sound Merger (collectively the "Premier and Puget Mergers") were accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Premier Commercial and Puget Sound were allocated to the assets (including identifiable intangible assets) and the liabilities at their respective estimated fair values as of the acquisition dates. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. Fair values on the acquisition date are preliminary and represent management’s best estimates based on available information and facts and circumstances in existence on the acquisition date. Fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available. The Company recorded an adjustment to the Premier Commercial fair values of total loans receivable, prepaid expenses and other assets and accrued expenses and other liabilities during the quarter end December 31, 2018 with a net impact to goodwill acquired of $102,000.

The following table provides the estimated fair value of the assets acquired and liabilities assumed at the merger dates for each merger (in thousands):

	Premier Merger	Puget Sound Merger
Effective Dates	7/2/2018	1/16/2018

Total merger consideration	$99,275	$130,773

Assets
Cash on hand and in banks	$22,534	$25,889
Interest earning deposits	3,309	54,247
Investment securities available for sale	4,493	80,353
Loans receivable	330,158	388,462
Other real estate owned	1,796	—
Premises and equipment, net	3,053	732
Federal Home Loan Bank stock, at cost	1,120	623
Bank owned life insurance	10,852	6,264
Accrued interest receivable	1,006	1,448
Prepaid expenses and other assets	1,603	1,354
Other intangible assets	7,075	11,270
Total assets	$386,999	$570,642

Liabilities and Stockholders' Equity
Deposits	$318,717	$505,885
Federal Home Loan Bank advances	16,000	—
Securities sold under agreement to repurchase	462	—
Accrued expenses and other liabilities	5,935	2,504
Total liabilities	$341,114	$508,389

Fair value of net assets acquired	$45,885	$62,253
Goodwill acquired	53,390	68,520

Balance Sheet
The Company’s total assets increased $41.6 million, or 0.8%, to $5.32 billion at December 31, 2018 from $5.28 billion at September 30, 2018 and increased $1.20 billion, or 29.3%, from $4.11 billion at December 31, 2017.
Investment securities increased $55.4 million, or 6.0%, to $976.1 million at December 31, 2018 from $920.7 million at September 30, 2018 primarily as a result of deposit growth and earnings. Investment purchases of $78.8 million were partially offset by maturities, calls and payments of investment securities of $27.9 million and a decrease in unrealized losses of $9.1 million due to a decrease in interest rates during the fourth quarter that positively impacted the fair value of our bond portfolio. Investment securities at December 31, 2018 increased $165.6 million, or 20.43%, from $810.5 million at December 31, 2017.
Total loans receivable, net increased $4.5 million, or 0.1%, to $3.62 billion at December 31, 2018 from $3.61 billion at September 30, 2018. Total loans receivable, net, continued to be impacted by elevated prepayments during the fourth quarter. Total loans receivable, net increased $802.1 million, or 28.47%, from $2.82 billion at December 31, 2017 primarily as a result of loans acquired in the Premier and Puget Mergers totaling $718.6 million. The year-over-year loan growth included increases in non-owner occupied commercial real estate loans of $317.9 million, commercial and industrial loans of $208.2 million, and owner-occupied commercial real estate loans of $157.7 million.
Prepaid expenses and other assets decreased $9.3 million, or 8.5%, to $99.4 million at December 31, 2018 from $108.7 million at September 30, 2018 primarily as a result of a decrease in the outstanding interest rate swap balance with our customers of $2.6 million and a decrease in tax related accounts of $3.5 million.

Total deposits increased $34.3 million, or 0.8%, to $4.43 billion at December 31, 2018 from $4.40 billion at September 30, 2018. The quarter-over-quarter increase was due primarily to increases in noninterest bearing demand deposits of $50.4 million and interest bearing demand deposits of $23.4 million partially offset by a decrease in certificates of deposit of $36.7 million. The decrease in certificates of deposit was due primarily to a decrease in brokered certificates of deposit of $30.0 million.
Total deposits increased $1.04 billion, or 30.6%, from $3.39 billion at December 31, 2017. The year-over-year growth was primarily a result of deposits acquired in the Premier and Puget Mergers totaling $824.6 million. Non-maturity deposits as a percentage of total deposits increased to 89.5% as of December 31, 2018 from 88.5% as of September 30, 2018 and 88.3% as of December 31, 2017.
The increase in deposits for the year ended December 31, 2018, excluding the deposits acquired in the Premier and Puget Mergers, was primarily due to increases in interest bearing demand deposits of $188.6 million, or 5.6%, and noninterest bearing demand deposit accounts of $84.7 million, or 2.5%, offset partially by decreases in money market accounts of $55.8 million, or 1.6%, and certificates of deposit accounts of $19.2 million, or 0.6%.
The acquired deposits had the following composition at the merger dates (in thousands):

	Acquired Balances	% of Total
Premier and Puget Mergers - Deposit Composition
Noninterest bearing demand deposits	$332,744	40.4%
Interest bearing demand deposits	77,198	9.4
Money market accounts	321,529	38.9
Savings accounts	5,452	0.7
Total non-maturity deposits	736,923	89.4
Certificates of deposit	87,679	10.6
Total deposits acquired	$824,602	100.0%
The Company had no Federal Home Loan Bank advances at both December 31, 2018 and September 30, 2018 and $92.5 million outstanding at December 31, 2017. The Company was able to pay down the advances, including the $16.0 million acquired in the Premier Merger, during the year ended December 31, 2018 due to the deposit growth and earnings during the year.
Total stockholders’ equity increased $14.6 million, or 2.0%, to $760.7 million at December 31, 2018 from $746.1 million at September 30, 2018. Total stockholders’ equity increased $252.4 million, or 49.7%, from $508.3 million at December 31, 2017. Changes in stockholders' equity during the quarter and year ended December 31, 2018 were as follows (in thousands):

	Three Months Ended	Year Ended
	December 31, 2018
Balance, beginning of period	$746,133	$508,305
Common stock issued in the Premier and Puget Mergers	—	230,043
Net income	16,609	53,057
Dividends paid	(9,995)	(25,791)
Accumulated other comprehensive loss	7,236	(6,064)
Other	740	1,173
Balance, end of period	$760,723	$760,723
The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.6%, 10.5%, 12.1% and 12.9%, respectively, at December 31, 2018, compared to 11.4%, 10.4%, 11.8% and 12.6%, respectively, at September 30, 2018 and 11.3%, 10.2%, 11.8% and 12.8%, respectively, at December 31, 2017.

Credit Quality
The allowance for loan losses increased $567,000, or 1.6%, to $35.0 million at December 31, 2018 from $34.5 million at September 30, 2018. The increase was due to provision for loan losses of $1.2 million recorded during the quarter ended December 31, 2018, offset partially by net charge-offs of $595,000 recognized during the same period. The allowance for loan losses increased $3.0 million, or 9.2%, from $32.1 million at December 31, 2017 due to a provision for loan losses of $5.1 million, partially offset by net charge-offs of $2.2 million recognized during the year ended December 31, 2018.
Nonperforming loans to loans receivable, net, decreased to 0.37% at December 31, 2018 from 0.41% at September 30, 2018 due primarily to a decrease in nonaccrual loans of $1.1 million, or 7.3%, to $13.7 million at December 31, 2018 from $14.8 million at September 30, 2018. Nonperforming loans to loans receivable, net, decreased from 0.38% at December 31, 2017 due primarily to a proportionally higher increase in loans receivable, net of $805.1 million, or 28.3%, compared to an increase in nonaccrual loans of $3.0 million, or 28.0%, from $10.7 million at December 31, 2017.
Changes in nonaccrual loans during the quarter and year ended December 31, 2018 were as follows (in thousands):

	Three Months Ended	Year Ended
	December 31, 2018
Nonaccrual loans
Balance, beginning of period	$14,780	$10,703
Addition of previously classified pass graded loans	96	5,469
Addition of previously classified potential problem loans	983	5,319
Addition of previously classified TDR loans	786	786
Acquired in Premier Merger	—	130
Charge-offs	(303)	(1,027)
Net principal payments	(2,639)	(7,677)
Balance, end of period	$13,703	$13,703
The allowance for loan losses to nonperforming loans was 255.73% at December 31, 2018 compared to 233.25% at the linked-quarter ended September 30, 2018 and 299.79% at December 31, 2017. Nonperforming assets decreased to 0.29% of total assets at December 31, 2018 compared to 0.32% of total assets at September 30, 2018 due primarily to the decrease in nonaccrual loans discussed above. Nonperforming assets increased to 0.29% of total assets compared to 0.26% of total assets at December 31, 2017 based on the increase in nonaccrual loans discussed above and the increase in other real estate owned during the year ended December 31, 2018 primarily as a result of the Premier Merger.
Potential problem loans decreased $4.4 million, or 4.2%, to $101.3 million at December 31, 2018 compared to $105.7 million at September 30, 2018. Potential problem loans increased $17.8 million, or 21.3%, from $83.5 million at December 31, 2017 due primarily to potential problems loans acquired in the Premier and Puget Mergers. Changes in potential problem loans during the quarter and year ended December 31, 2018 were as follows (in thousands):

	Three Months Ended	Year Ended
	December 31, 2018
Potential problem loans
Balance, beginning of period	$105,742	$83,543
Addition of previously classified pass graded loans	14,562	63,477
Acquired in Premier and Puget Mergers	—	14,630
Upgrades to pass graded loan status	(1,473)	(16,746)
Transfers of loans to nonaccrual and TDR status	(9,727)	(14,970)
Charge-offs	(101)	(401)
Net principal payments	(7,654)	(28,184)
Balance, end of period	$101,349	$101,349

The allowance for loan losses to loans receivable, net, increased to 0.96% at December 31, 2018 from 0.94% at September 30, 2018. The allowance for loan losses to loans receivable, net decreased from 1.13% at December 31, 2017 primarily as a result of the Premier and Puget Mergers. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on purchased loans was $11.8 million at December 31, 2018 compared to $13.4 million at September 30, 2018 and $10.1 million at December 31, 2017. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2018.
Net charge-offs were $595,000 for the quarter ended December 31, 2018 compared to net charge-offs of $652,000 for the same quarter in 2017 and $562,000 for the linked-quarter ended September 30, 2018. The majority of the charge-offs recorded during the quarter ended December 31, 2018 relate to smaller charge-off balances on a large volume of consumer loans. Net charge-offs were $2.2 million for the year ended December 31, 2018 compared to net charge-offs of $3.2 million during the year ended December 31, 2017 due primarily to the closure of a purchased credit impaired ("PCI") pool of commercial real estate loans during the quarter ended September 30, 2017 of $1.5 million, representing past residual losses estimated and provided for in the pool's allocated allowance for loan loss. As the last loan in the PCI pool was resolved during the quarter ended September 30, 2017, the Company recognized these past losses as a charge-off to the allowance for loan losses.

Operating Results
Net interest income increased $174,000, or 0.3%, to $51.3 million for the quarter ended December 31, 2018 from $51.1 million for the linked-quarter ended September 30, 2018 primarily due to an increase in yield and average balance of taxable securities, offset partially by a decrease in loan yield primarily a result of lower incremental accretion on purchased loans.
Net interest income increased $14.1 million, or 38.0%, to $51.3 million for the quarter ended December 31, 2018 compared to $37.2 million for the same period in 2017. Net interest income increased $47.6 million, or 34.1%, to $186.9 million for the year ended December 31, 2018 compared to $139.4 million for the year ended December 31, 2017. The increases in net interest income compared to the prior year periods were primarily due to increases in average interest earning assets, which increased substantially as a result of the Premier and Puget Mergers. In addition, the yield on total interest earning assets increased 40 basis points to 4.68% for the quarter ended December 31, 2018 compared to 4.28% for the comparable period in 2017. Yield on total interest earning assets increased 41 basis points to 4.57% for the year ended December 31, 2018 compared to 4.16% for the year ended December 31, 2017. Yields on total interest earning assets increased primarily due to increasing market interest rates over the last year.
The increases in net interest income for all periods were offset partially by increases in the cost of total interest bearing liabilities primarily as a result of rising interest rates. The cost of total interest bearing liabilities increased eight basis points to 0.45% during the quarter ended December 31, 2018 compared to 0.37% for the quarter ended December 31, 2017 and increased one basis point from 0.44% for the linked-quarter ended September 30, 2018. The cost of total interest bearing liabilities increased nine basis points to 0.42% for the year ended December 31, 2018 compared to 0.33% for the same period in 2017.
Net interest margin decreased four basis points to 4.37% for the quarter ended December 31, 2018 from 4.41% for the linked-quarter ended September 30, 2018 due to lower incremental accretion on purchased loans. Net interest margin increased 34 basis points to 4.37% for the quarter ended December 31, 2018 from 4.03% for the same period in 2017 and increased 36 basis points for the year ended December 31, 2018 to 4.29% from 3.93% for 2017. Increases in net interest margin were due primarily to the increases in net interest income as discussed above with the primary contributor being the increases in both the average loan balance and loan yield.
The loan yield, excluding incremental accretion on purchased loans, increased 51 basis points to 5.06% for the quarter ended December 31, 2018 compared to 4.55% for the quarter ended December 31, 2017 and increased five basis points from 5.01% for the linked-quarter ended September 30, 2018. Loan yield, excluding incremental accretion on purchased loans, increased 36 basis points to 4.91% for the year ended December 31, 2018 compared to 4.55% for same period in 2017. The increases in loan yields, excluding incremental accretion of purchased loans, from all prior periods was due to a combination of higher contractual loan rates as a result of the increasing interest rate environment as well as an increase in loan yields from the loans acquired in the Premier and Puget Mergers as compared to legacy Heritage loans.
The impact on loan yield from incremental accretion on purchased loans decreased 10 basis points to 0.19% for the quarter ended December 31, 2018 from 0.29% for the linked-quarter ended September 30, 2018 primarily as a result of loans acquired in the Premier Merger. It is expected that incremental accretion on portfolios with heavy short-term or revolving loans will experience higher accretion in the first three to six months after merger date.
The impact on loan yield from incremental accretion on purchased loans decreased 19 basis points for the quarter ended December 31, 2018 compared to 0.38% for the quarter ended December 31, 2017 due to an usually high prepayment during the quarter ended December 31, 2017. The impact on loan yield from incremental accretion on purchased loans was 0.23% for both the years ended December 31, 2018 and 2017. The incremental accretion and the impact to loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchased loans decreases.
The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(Dollars in thousands)
Yield non-GAAP reconciliation: (2)
Net interest margin (GAAP)	4.37%	4.41%	4.03%	4.29%	3.93%
Exclude impact on net interest margin from incremental accretion on purchased loans(1)	0.15%	0.23%	0.29%	0.18%	0.18%
Net interest margin, excluding incremental accretion on purchased loans (non-GAAP)(1)	4.22%	4.18%	3.74%	4.11%	3.75%

Loan yield (GAAP)	5.25%	5.30%	4.93%	5.14%	4.78%
Exclude impact on loan yield from incremental accretion on purchased loans(1)	0.19%	0.29%	0.38%	0.23%	0.23%
Loan yield, excluding incremental accretion on purchased loans (non-GAAP)(1)	5.06%	5.01%	4.55%	4.91%	4.55%

Incremental accretion on purchased loans(1)	$1,703	$2,637	$2,634	$7,964	$6,320
(1) As of the date of completion of each merger and acquisition transaction, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.
(2) See Non-GAAP Financial Measures section herein.
In addition to loan yields, also impacting net interest margin were increases in the yields on investment securities. The yields on the aggregate investment portfolio increased 41 basis points to 2.70% for the quarter ended December 31, 2018 compared to 2.29% for the quarter ended December 31, 2017 and increased 12 basis points from 2.58% for the linked-quarter ended September 30, 2018. The yields on the aggregate investment portfolio increased 31 basis points to 2.56% for the year ended December 31, 2018 compared to 2.25% for the year ended December 31, 2017. The increases compared to the prior periods primarily reflect the effect of the rise in interest rates on our adjustable rate investment securities as well as higher rates on new purchases of investments.
The total cost of deposits increased nine basis points to 0.29% during the quarter ended December 31, 2018 compared to 0.20% during the same quarter in 2017 and increased two basis points from 0.27% during the linked-quarter ended September 30, 2018. The total cost of deposits increased seven basis points to 0.25% during the year ended December 31, 2018 compared to 0.18% during the same period in 2017. Increases in the cost of interest-bearing deposits reflecting higher market rates were offset partially by increases in the noninterest bearing deposit average balances.
Interest expense from other borrowings for the quarter ended December 31, 2018 of $3,000 reflects only the testing of borrowing capacity facilities compared to an expense of $357,000 for the quarter ended December 31, 2017 and $117,000 for the linked-quarter ended September 30, 2018. The Company paid off all the outstanding FHLB advances as of September 30, 2018.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Due to a decline in incremental accretion on purchase loans, net interest margin declined from the prior quarter. However, we are pleased with the continued improvement in our pre-accretion net interest margin. This has been accomplished primarily through increases in pre-accretion loan yield while experiencing only marginal increases in costs of total deposits. The weighted average note rate on new loans originated during quarter ended December 31, 2018 increased to 5.66% from 5.49% for the quarter ended September 30, 2018 and from 4.58% for the prior year quarter ended December 31, 2017. This, along with the impact of short-term rate increases on adjustable rate loans, has resulted in an increase of in pre-accretion loan yield of five basis points from the prior quarter and of 51 basis points from the fourth quarter of 2017.

The ability to keep our costs of total deposits at lower levels has been partially due to our focus on growing our noninterest bearing demand deposits. Through both organic growth and acquisitions, noninterest bearing demand deposits increased to 30.7% of total deposits at December 31, 2018 from 27.8% at December 31, 2017. This increase demonstrates our success in growing full customer relationships which favorably impacts our net interest margin.”
The provision for loan losses decreased $176,000, or 13.2%, to $1.2 million for the quarter ended December 31, 2018 compared to $1.3 million for the quarter ended December 31, 2017 and increased $97,000, or 9.1%, from the linked-quarter ended September 30, 2018. The provision for loan losses increased $909,000, or 21.5%, to $5.1 million for the year ended December 31, 2018 compared to $4.2 million for the year ended December 31, 2017. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate at December 31, 2018 based on the use of a consistent methodology. The increase in the provision for loan losses compared to the 2017 periods was primarily as a result of increases in total loan balances.
Noninterest income decreased $600,000, or 6.6%, to $8.5 million for the quarter ended December 31, 2018 compared to $9.1 million for the quarter ended December 31, 2017 and decreased $3.9 million, or 11.0%, to $31.7 million for the year ended December 31, 2018 compared to $35.6 million for the same period in 2017. These decreases were due primarily to lower gain on sale of loans, net, due to lower originations of loans held for sale. In addition, for the year ended December 31, 2018, the decrease in gain on sale of loans reflects a $3.0 million gain on the sale of a previously classified purchased credit impaired loan during the quarter ended June 30, 2017. These decreases in noninterest income were offset partially by increases in service charges and other fees due primarily to changes in fee structures on business deposit accounts completed during the quarter ended June 30, 2017 in addition to increases in deposit balances. Noninterest income increased $384,000, or 4.8%, compared to linked-quarter ended September 30, 2018 primarily due to interest rate swap fees of $204,000 compared to none in the linked-quarter.
Noninterest expense increased $9.8 million, or 35.4%, to $37.3 million for the quarter ended December 31, 2018 compared to $27.6 million for the same period in 2017. Noninterest expense increased $38.8 million, or 35.1%, to $149.4 million for the year ended December 31, 2018 compared to $110.6 million for the same period in 2017. The increases were primarily due to expenses from the Premier and Puget Mergers, including increases related to compensation and employee benefits due to additional employees, occupancy and equipment expense primarily due to additional rent expense, and additional data processing expense due to an increase in transactional accounts and balances. Noninterest expense also increased during the year ended December 31, 2018 compared to 2017 due to increases of $4.9 million in professional services and $2.5 million in amortization of intangible assets. Professional services increased during the year ended December 31, 2018 primarily due to acquisition-related expenses and the buy-out of a third party contract in the amount $1.7 million during the quarter ended June 30, 2018. The third party assisted the Company in its deposit product realignment and was compensated based on success factors over three years subsequent to implementation. The Company assessed the contract and determined that it was advantageous to buy-out the contract prior to the system conversions relating to the Premier and Puget Mergers. The Company expects the accumulated savings in future professional services expenses to fully offset the cost of the buy-out by the end of 2019. Amortization of intangible assets increased during the year ended December 31, 2018 due to additional amortization relating to the Premier and Puget Mergers.
Noninterest expense decreased $2.3 million, or 5.7%, from $39.6 million for the linked-quarter ended September 30, 2018 primarily due to lower non-recurring acquisition related expenses recorded in compensation and employee benefits expense of $1.3 million and professional services expenses of $1.1 million, offset partially by higher other expenses of $341,000.
Acquisition-related expenses incurred as a result of the Premier and Puget Mergers were approximately $1.3 million during the quarter ended December 31, 2018 compared to $423,000 during the quarter ended December 31, 2017 and $3.4 million during the linked-quarter ended September 30, 2018. Acquisition-related expenses incurred during the year ended December 31, 2018 and 2017 totaled $10.4 million and $810,000, respectively. Acquisition costs are primarily included in compensation and employee benefits, professional services and data processing expenses.
The ratio of noninterest expense to average assets (annualized) was 2.78% for the quarter ended December 31, 2018 compared to 2.66% for the same period in 2017 and was 3.00% for year ended December 31, 2018 compared to 2.78% for 2017. These increases were due primarily to acquisition-related expenses and increases in amortization of intangible assets. The ratio of noninterest expense to average assets (annualized) decreased from 2.98% for the linked-quarter ended September 30, 2018 primarily based on the decrease in noninterest expense, discussed above.
Income tax expense was $4.6 million for the quarter ended December 31, 2018 compared to $7.3 million for the quarter ended December 31, 2017 and $3.0 million for the linked-quarter ended September 30, 2018. The effective tax rate was 21.8% for the quarter ended December 31, 2018 compared to 42.0% for the comparable quarter in 2017 and 16.3% for the linked-quarter ended September 30, 2018. Income tax expense was $11.0 million for the year ended December 31, 2018 compared to $18.4 million for the year ended December 31, 2017. The effective tax rate was 17.2% for the year ended December 31, 2018 compared to 30.5% for the year ended December 31, 2017. The decrease in the income tax expense and the effective tax rate compared to the same periods in 2017 was due primarily to the impact of the Tax Cuts and Jobs Act enacted in December 2017 which lowered the corporate income tax rate from 35% to 21%. The increase in the effective tax rate for the quarter ended December 31, 2018 from the prior quarter ended September 30, 2018 was primarily due to a change in the estimated current tax benefits from certain low income housing tax credit projects in the amount of $898,000. Although long-term tax benefits from the projects is still expected to occur, the timing of some of the benefits was extended to future periods.

Dividends
On January 23, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.18 per common share. The dividend is payable on February 21, 2019 to shareholders of record as of the close of business on February 7, 2019.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on January 24, 2019 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 7, 2019, by dialing (800) 475-6701 -- access code 461313.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 64 banking offices in Washington and Oregon. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, Chief Executive Officer of Heritage Financial Corporation, (360) 943-1500
Jeffrey J. Deuel, President of Heritage Financial Corporation, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollar in thousands, except per share amounts)
Tangible common shareholders' equity and tangible assets:
Stockholders' equity (GAAP)	$760,723	$746,133	$639,523	$634,708	$508,305
Exclude goodwill and other intangible assets	261,553	262,565	203,316	204,112	125,117
Tangible common stockholders' equity (non-GAAP)	$499,170	$483,568	$436,207	$430,596	$383,188

Total assets (GAAP)	$5,317,852	$5,276,214	$4,789,488	$4,676,250	$4,113,270
Exclude goodwill and other intangible assets	261,553	262,565	203,316	204,112	125,117
Tangible assets (non-GAAP)	$5,056,299	$5,013,649	$4,586,172	$4,472,138	$3,988,153

Common equity to assets (GAAP)	14.3%	14.1%	13.4%	13.6%	12.4%
Tangible common equity to tangible assets (non-GAAP)	9.9%	9.6%	9.5%	9.6%	9.6%

Common stock shares outstanding	36,874,055	36,873,123	34,021,094	34,018,280	29,927,746
Book value per common share (GAAP)	$20.63	$20.24	$18.80	$18.66	$16.98
Tangible book value per common share (non-GAAP)	$13.54	$13.11	$12.82	$12.66	$12.80

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(dollar in thousands, except per share amounts)
Adjusted return on average tangible common stockholders' equity:
Net income (GAAP)	$16,609	$15,504	$10,023	$53,057	$41,791
Exclude merger-related expenses	1,301	3,402	423	10,391	810
Exclude consultant agreement buyout	—	—	—	1,693	—
Exclude amortization of intangible assets	1,114	1,114	320	3,819	1,286
Exclude tax effect of adjustments	(507)	(948)	(260)	(3,340)	(734)
Adjusted tangible net income (non-GAAP)	$18,517	$19,072	$10,506	$65,620	$43,153

Average stockholders' equity (GAAP)	$750,165	$744,389	$510,581	$687,094	$499,776
Exclude average intangible assets	262,177	262,644	125,303	230,282	125,774
Average tangible common stockholders' equity (non-GAAP)	$487,988	$481,745	$385,278	$456,812	$374,002

Return on average common equity, annualized (GAAP)	8.78%	8.26%	7.79%	7.72%	8.36%
Return on average tangible common equity, annualized (non-GAAP)	13.50%	12.77%	10.32%	11.61%	11.17%
Adjusted return on average tangible common equity, annualized (non-GAAP)	15.05%	15.71%	10.82%	14.36%	11.54%

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(dollar in thousands, except per share amounts)
Earnings from core operations:
Net income (GAAP)	$16,609	$15,504	$10,023	$53,057	$41,791
Exclude merger-related expense	1,301	3,402	423	10,391	810
Exclude consultant agreement buyout	—	—	—	1,693	—
Exclude tax effect of adjustments	(273)	(714)	(148)	(2,538)	(284)
Adjusted net income (non-GAAP)	$17,637	$18,192	$10,298	$62,603	$42,317
Exclude dividends and undistributed earnings allocated to participating securities	(69)	(48)	(70)	(321)	(293)
Adjusted net income allocated to common shareholders (non-GAAP)	$17,568	$18,144	$10,228	$62,282	$42,024

Diluted weighted average common shares	36,998,880	36,963,244	29,894,494	35,371,590	29,849,331
Diluted earnings per share (GAAP)	$0.45	$0.42	$0.33	$1.49	$1.39
Adjusted diluted earnings per share (non-GAAP)	$0.47	$0.49	$0.34	$1.76	$1.41

Average assets	$5,325,376	$5,278,565	$4,112,516	$4,974,018	$3,981,352

Return on average assets, annualized (GAAP)	1.24%	1.17%	0.97%	1.07%	1.05%
Adjusted return on average assets, annualized (non-GAAP)	1.38%	1.43%	1.01%	1.32%	1.08%

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(dollar in thousands, except per share amounts)
Adjusted noninterest expense:
Noninterest expense (GAAP)	$37,345	$39,597	$27,588	$149,395	$110,575
Exclude merger-related expense	1,301	3,402	423	10,391	810
Exclude amortization of intangible assets	1,114	1,114	320	3,819	1,286
Exclude consultant agreement buyout	—	—	—	1,693	—
Adjusted noninterest expense (non-GAAP)	$34,930	$35,081	$26,845	$133,492	$108,479

Average Assets	$5,325,376	$5,278,565	$4,112,516	$4,974,018	$3,981,352
Noninterest expense to average assets, annualized (GAAP)	2.78%	2.98%	2.66%	3.00%	2.78%
Adjusted noninterest expense to average assets, annualized (non-GAAP)	2.60%	2.64%	2.59%	2.68%	2.72%

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(Dollars in thousands)
Net interest income and interest and fees on loans:
Net interest income (GAAP)	$51,270	$51,096	$37,155	$186,946	$139,363
Exclude incremental accretion on purchased loans	1,703	2,637	2,634	7,964	6,320
Adjusted net interest income (non-GAAP)	$49,567	$48,459	$34,521	$178,982	$133,043

Average total interest earning assets, net	$4,653,215	$4,596,734	$3,661,425	$4,358,643	$3,547,786
Net interest margin, annualized (GAAP)	4.37%	4.41%	4.03%	4.29%	3.93%
Net interest margin, excluding incremental accretion on purchased loans, annualized (non-GAAP)	4.22%	4.18%	3.74%	4.11%	3.75%

Interest and fees on loans (GAAP)	$47,865	$48,301	$34,633	$175,466	$129,213
Exclude incremental accretion on purchased loans	1,703	2,637	2,634	7,964	6,320
Adjusted interest and fees on loans (non-GAAP)	$46,162	$45,664	$31,999	$167,502	$122,893

Average total loans receivable, net	$3,615,362	$3,618,031	$2,786,370	$3,414,424	$2,703,934
Loan yield, annualized (GAAP)	5.25%	5.30%	4.93%	5.14%	4.78%
Loan yield, excluding incremental accretion on purchased loans, annualized (non-GAAP)	5.06%	5.01%	4.55%	4.91%	4.55%

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include the expected revenues, cost savings, synergies and other benefits from the Premier and Puget Mergers might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to, customer and employee retention might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(In thousands, except shares)

	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Cash on hand and in banks	$92,704	$120,833	$78,293
Interest earning deposits	69,206	49,310	24,722
Cash and cash equivalents	161,910	170,143	103,015
Investment securities available for sale	976,095	920,737	810,530
Loans held for sale	1,555	1,882	2,288
Loans receivable, net	3,654,160	3,649,054	2,849,071
Allowance for loan losses	(35,042)	(34,475)	(32,086)
Total loans receivable, net	3,619,118	3,614,579	2,816,985
Other real estate owned	1,983	2,032	—
Premises and equipment, net	81,100	80,439	60,325
Federal Home Loan Bank stock, at cost	6,076	6,076	8,347
Bank owned life insurance	93,612	93,296	75,091
Accrued interest receivable	15,403	15,735	12,244
Prepaid expenses and other assets	99,447	108,730	99,328
Other intangible assets, net	20,614	21,728	6,088
Goodwill	240,939	240,837	119,029
Total assets	$5,317,852	$5,276,214	$4,113,270

Liabilities and Stockholders' Equity
Deposits	$4,432,402	$4,398,127	$3,393,060
Federal Home Loan Bank advances	—	—	92,500
Junior subordinated debentures	20,302	20,229	20,009
Securities sold under agreement to repurchase	31,487	32,233	31,821
Accrued expenses and other liabilities	72,938	79,492	67,575
Total liabilities	4,557,129	4,530,081	3,604,965

Common stock	591,806	591,065	360,590
Retained earnings	176,372	169,758	149,013
Accumulated other comprehensive loss, net	(7,455)	(14,690)	(1,298)
Total stockholders' equity	760,723	746,133	508,305
Total liabilities and stockholders' equity	$5,317,852	$5,276,214	$4,113,270

Common stock shares outstanding	36,874,055	36,873,123	29,927,746

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income:
Interest and fees on loans	$47,865	$48,301	$34,633	$175,466	$129,213
Taxable interest on investment securities	5,343	4,662	3,381	17,602	12,688
Nontaxable interest on investment securities	1,003	1,085	1,343	4,649	5,269
Interest on other interest earning assets	654	528	187	1,642	539
Total interest income	54,865	54,576	39,544	199,359	147,709
Interest expense:
Deposits	3,228	3,014	1,748	10,397	6,049
Junior subordinated debentures	335	330	266	1,263	1,014
Other borrowings	32	136	375	753	1,283
Total interest expense	3,595	3,480	2,389	12,413	8,346
Net interest income	51,270	51,096	37,155	186,946	139,363
Provision for loan losses	1,162	1,065	1,338	5,129	4,220
Net interest income after provision for loan losses	50,108	50,031	35,817	181,817	135,143
Noninterest income:
Service charges and other fees	4,852	4,824	4,596	18,914	18,004
Gain (loss) on sale of investment securities, net	2	82	(155)	137	6
Gain on sale of loans, net	473	706	1,134	2,759	7,696
Interest rate swap fees	204	—	302	564	1,045
Other income	2,933	2,468	3,187	9,291	8,828
Total noninterest income	8,464	8,080	9,064	31,665	35,579
Noninterest expense:
Compensation and employee benefits	22,338	23,804	16,149	86,830	64,268
Occupancy and equipment	5,322	5,020	3,789	19,779	15,396
Data processing	2,433	2,343	2,169	9,888	8,176
Marketing	721	876	398	3,228	2,943
Professional services	1,185	2,119	1,262	9,670	4,777
State and local taxes	875	931	633	3,210	2,461
Federal deposit insurance premium	375	375	345	1,480	1,435
Other real estate owned, net	88	18	(34)	106	(70)
Amortization of intangible assets	1,114	1,114	320	3,819	1,286
Other expense	2,894	2,997	2,557	11,385	9,903
Total noninterest expense	37,345	39,597	27,588	149,395	110,575
Income before income taxes	21,227	18,514	17,293	64,087	60,147
Income tax expense	4,618	3,010	7,270	11,030	18,356
Net income	$16,609	$15,504	$10,023	$53,057	$41,791

Basic earnings per common share	$0.45	$0.42	$0.33	$1.49	$1.39
Diluted earnings per common share	$0.45	$0.42	$0.33	$1.49	$1.39
Dividends declared per common share	$0.27	$0.15	$0.23	$0.72	$0.61

Average number of basic common shares outstanding	36,806,946	36,771,946	29,786,691	35,194,003	29,757,819
Average number of diluted common shares outstanding	36,998,880	36,963,244	29,894,494	35,371,590	29,849,331

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Performance Ratios:
Efficiency ratio	62.52%	66.91%	59.69%	68.34%	63.21%
Noninterest expense to average assets, annualized	2.78%	2.98%	2.66%	3.00%	2.78%
Return on average assets, annualized	1.24%	1.17%	0.97%	1.07%	1.05%
Return on average equity, annualized	8.78%	8.26%	7.79%	7.72%	8.36%
Return on average tangible common equity, annualized	13.50%	12.77%	10.32%	11.61%	11.17%
Net charge-offs on loans to average loans, annualized	0.07%	0.06%	0.09%	0.06%	0.12%

	As of Period End
	December 31, 2018	September 30, 2018	December 31, 2017
Financial Measures:
Book value per common share	$20.63	$20.24	$16.98
Tangible book value per common share	$13.54	$13.11	$12.80
Stockholders' equity to total assets	14.3%	14.1%	12.4%
Tangible common equity to tangible assets	9.9%	9.6%	9.6%
Common equity Tier 1 capital to risk-weighted assets	11.6%	11.4%	11.3%
Tier 1 leverage capital to average quarterly assets	10.5%	10.4%	10.2%
Tier 1 capital to risk-weighted assets	12.1%	11.8%	11.8%
Total capital to risk-weighted assets	12.9%	12.6%	12.8%
Loans to deposits ratio (1)	82.4%	83.0%	84.0%
Deposits per branch	$69,256	$68,721	$57,509
(1) Loans receivable, net of deferred costs divided by deposits

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Allowance for Loan Losses:
Balance, beginning of period	$34,475	$33,972	$31,400	$32,086	$31,083
Provision for loan losses	1,162	1,065	1,338	5,129	4,220
Net (charge-offs) recoveries:
Commercial business	(259)	(179)	(385)	(492)	(1,491)
One-to-four family residential	(15)	(15)	(14)	(45)	(28)
Real estate construction and land development	6	3	1	11	(354)
Consumer	(327)	(371)	(254)	(1,647)	(1,344)
Total net charge-offs	(595)	(562)	(652)	(2,173)	(3,217)
Balance, end of period	$35,042	$34,475	$32,086	$35,042	$32,086

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Other Real Estate Owned:
Balance, beginning of period	$2,032	$434	$523	$—	$754
Additions from transfer of loan	—	—	—	434	32
Additions from acquisitions	—	1,796	—	1,796	—
Proceeds from dispositions	—	(198)	(556)	(198)	(930)
Gain on sales, net	—	—	33	—	144
Valuation adjustments	(49)	—	—	(49)	—
Balance, end of period	$1,983	$2,032	$—	$1,983	$—

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Gain on Sale of Loans, net:
Mortgage loans	$473	$706	$897	$2,403	$3,412
SBA loans	—	—	237	356	1,286
Other loans	—	—	—	—	2,998
Total gain on sale of loans, net	$473	$706	$1,134	$2,759	$7,696

	As of Period End
	December 31, 2018	September 30, 2018	December 31, 2017
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$12,564	$13,487	$9,098
One-to-four family residential	71	74	81
Real estate construction and land development	899	1,076	1,247
Consumer	169	143	277
Total nonaccrual loans(1)	13,703	14,780	10,703
Other real estate owned	1,983	2,032	—
Nonperforming assets	$15,686	$16,812	$10,703

Restructured performing loans	$22,736	$24,449	$26,757
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(2)	101,349	105,742	83,543
Allowance for loan losses to:
Loans receivable, net	0.96%	0.94%	1.13%
Nonaccrual loans	255.73%	233.25%	299.79%
Nonperforming loans to loans receivable, net	0.37%	0.41%	0.38%
Nonperforming assets to total assets	0.29%	0.32%	0.26%

(1)	At December 31, 2018, September 30, 2018 and December 31, 2017, $6.9 million, $6.5 million and $5.2 million of nonaccrual loans were also considered troubled debt restructured loans, respectively.

(2)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms.

	As of Period End
	December 31, 2018		September 30, 2018		December 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$853,606	23.4%	$861,530	23.6%	$645,396	22.7%
Owner-occupied commercial real estate	779,814	21.3	785,416	21.5	622,150	21.8
Non-owner occupied commercial real estate	1,304,463	35.7	1,283,160	35.2	986,594	34.6
Total commercial business	2,937,883	80.4	2,930,106	80.3	2,254,140	79.1
One-to-four family residential	101,763	2.8	96,333	2.7	86,997	3.1
Real estate construction and land development:
One-to-four family residential	102,730	2.8	107,148	2.9	51,985	1.8
Five or more family residential and commercial properties	112,730	3.1	120,787	3.3	97,499	3.4
Total real estate construction and land development	215,460	5.9	227,935	6.2	149,484	5.2
Consumer	395,545	10.8	391,283	10.7	355,091	12.5
Gross loans receivable	3,650,651	99.9	3,645,657	99.9	2,845,712	99.9
Deferred loan costs, net	3,509	0.1	3,397	0.1	3,359	0.1
Loans receivable, net	$3,654,160	100.0%	$3,649,054	100.0%	$2,849,071	100.0%

	As of Period End
	December 31, 2018		September 30, 2018		December 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$1,362,268	30.7%	$1,311,825	29.8%	$944,791	27.8%
Interest bearing demand deposits	1,317,513	29.7	1,294,105	29.4	1,051,752	31.1
Money market accounts	765,316	17.3	768,998	17.5	499,618	14.7
Savings accounts	520,413	11.8	519,596	11.8	498,501	14.7
Total non-maturity deposits	3,965,510	89.5	3,894,524	88.5	2,994,662	88.3
Certificates of deposit	466,892	10.5	503,603	11.5	398,398	11.7
Total deposits	$4,432,402	100.0%	$4,398,127	100.0%	$3,393,060	100.0%

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,615,362	$47,865	5.25%	$3,618,031	$48,301	5.30%	$2,786,370	$34,633	4.93%
Taxable securities	772,925	5,343	2.74	707,597	4,662	2.61	587,116	3,381	2.28
Nontaxable securities (3)	160,626	1,003	2.48	176,322	1,085	2.44	230,942	1,343	2.31
Other interest earning assets	104,302	654	2.49	94,784	528	2.21	56,997	187	1.30
Total interest earning assets	4,653,215	54,865	4.68	4,596,734	54,576	4.71	3,661,425	39,544	4.28
Noninterest earning assets	672,161			681,831			451,091
Total assets	$5,325,376			$5,278,565			$4,112,516
Interest Bearing Liabilities:
Certificates of deposit	$496,903	$1,218	0.97%	$512,547	$1,184	0.92%	$402,735	$717	0.71%
Savings accounts	516,620	613	0.47	518,937	541	0.41	499,677	370	0.29
Interest bearing demand and money market accounts	2,074,138	1,397	0.27	2,044,236	1,289	0.25	1,526,717	661	0.17
Total interest bearing deposits	3,087,661	3,228	0.41	3,075,720	3,014	0.39	2,429,129	1,748	0.29
Junior subordinated debentures	20,255	335	6.56	20,181	330	6.49	19,967	266	5.29
Securities sold under agreement to repurchase	34,046	29	0.34	33,394	19	0.23	30,697	18	0.23
Federal Home Loan Bank advances and other borrowings	440	3	2.71	20,892	117	2.22	102,954	357	1.38
Total interest bearing liabilities	3,142,402	3,595	0.45	3,150,187	3,480	0.44	2,582,747	2,389	0.37
Noninterest bearing deposits	1,356,186			1,314,203			953,902
Other noninterest bearing liabilities	76,623			69,786			65,286
Stockholders’ equity	750,165			744,389			510,581
Total liabilities and stockholders’ equity	$5,325,376			$5,278,565			$4,112,516
Net interest income		$51,270			$51,096			$37,155
Net interest spread			4.23%			4.27%			3.91%
Net interest margin			4.37%			4.41%			4.03%
(1) Annualized.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Year Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,414,424	$175,466	5.14%	$2,703,934	$129,213	4.78%
Taxable securities	677,893	17,602	2.60	570,969	12,688	2.22
Nontaxable securities (3)	190,209	4,649	2.44	226,934	5,269	2.32
Other interest earning assets	76,117	1,642	2.16	45,949	539	1.17
Total interest earning assets	4,358,643	199,359	4.57%	3,547,786	147,709	4.16%
Noninterest earning assets	615,375			433,566
Total assets	$4,974,018			$3,981,352
Interest Bearing Liabilities:
Certificates of deposit	$463,124	$3,959	0.85	$378,044	$2,244	0.59
Savings accounts	513,680	2,056	0.40	499,435	1,311	0.26
Interest bearing demand and money market accounts	1,916,319	4,382	0.23	1,498,619	2,494	0.17
Total interest bearing deposits	2,893,123	10,397	0.36	2,376,098	6,049	0.25
Junior subordinated debentures	20,145	1,263	6.27	19,860	1,014	5.11
Securities sold under agreement to repurchase	31,426	82	0.26	25,434	57	0.22
Federal Home Loan Bank advances and other borrowings	33,914	671	1.98	105,648	1,226	1.16
Total interest bearing liabilities	2,978,608	12,413	0.42	2,527,040	8,346	0.33
Noninterest bearing deposits	1,240,621			902,716
Other noninterest bearing liabilities	67,695			51,820
Stockholders’ equity	687,094			499,776
Total liabilities and stockholders’ equity	$4,974,018			$3,981,352
Net interest income		$186,946			$139,363
Net interest spread			4.15%			3.83%
Net interest margin			4.29%			3.93%
(1) Year to date.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Earnings:
Net interest income	$51,270	$51,096	$43,743	$40,837	$37,155
Provision for loan losses	1,162	1,065	1,750	1,152	1,338
Noninterest income	8,464	8,080	7,573	7,548	9,064
Noninterest expense	37,345	39,597	35,706	36,747	27,588
Net income	16,609	15,504	11,857	9,087	10,023
Basic earnings per common share	$0.45	$0.42	$0.35	$0.27	$0.33
Diluted earnings per common share	$0.45	$0.42	$0.35	$0.27	$0.33
Average Balances:
Total loans receivable, net	$3,615,362	$3,618,031	$3,266,092	$3,150,869	$2,786,370
Investment securities	933,551	883,919	839,196	814,254	818,058
Total interest earning assets	4,653,215	4,596,734	4,156,310	4,018,720	3,661,425
Total assets	5,325,376	5,278,565	4,726,719	4,553,585	4,112,516
Total interest bearing deposits	3,087,661	3,075,720	2,727,056	2,675,522	2,429,129
Total noninterest bearing deposits	1,356,186	1,314,203	1,175,331	1,113,286	953,902
Stockholders' equity	750,165	744,389	636,735	614,974	510,581
Financial Ratios:
Return on average assets, annualized	1.24%	1.17%	1.01%	0.81%	0.97%
Return on average equity, annualized	8.78	8.26	7.47	5.99	7.79
Return on average tangible common equity, annualized	13.50	12.77	10.99	8.70	10.32
Efficiency ratio	62.52	66.91	69.58	75.95	59.69
Noninterest expense to average total assets, annualized	2.78	2.98	3.03	3.27	2.66
Net interest margin	4.37	4.41	4.22	4.12	4.03
Net interest spread	4.23	4.27	4.09	4.01	3.91

	As of Period End or for the Three Month Periods Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Select Balance Sheet:
Total assets	$5,317,852	$5,276,214	$4,789,488	$4,676,250	$4,113,270
Total loans receivable, net	3,619,118	3,614,579	3,294,316	3,248,654	2,816,985
Investment securities	976,095	920,737	873,670	821,567	810,530
Deposits	4,432,402	4,398,127	3,968,935	3,904,741	3,393,060
Noninterest bearing demand deposits	1,362,268	1,311,825	1,157,630	1,178,202	944,791
Stockholders' equity	760,723	746,133	639,523	634,708	508,305
Financial Measures:
Book value per common share	$20.63	$20.24	$18.80	$18.66	$16.98
Tangible book value per common share	13.54	13.11	12.82	12.66	12.80
Stockholders' equity to assets	14.3%	14.1%	13.4%	13.6%	12.4%
Tangible common equity to tangible assets	9.9	9.6	9.5	9.6	9.6
Loans to deposits ratio	82.4	83.0	83.9	84.0	84.0
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	0.96%	0.94%	1.02%	1.01%	1.13%
Nonperforming loans	255.73	233.25	205.60	211.48	299.79
Nonperforming loans to loans receivable, net	0.37	0.41	0.50	0.48	0.38
Nonperforming assets to total assets	0.29	0.32	0.35	0.34	0.26
Net charge-offs on loans to average loans receivable, net	0.07	0.06	0.13	—	0.09
Other Metrics:
Number of banking offices	64	64	59	60	59
Average number of full-time equivalent employees	867	878	819	796	736
Deposits per branch	$69,256	$68,721	$67,270	$65,079	$57,509
Average assets per full-time equivalent employee	$6,142	$6,014	$5,770	$5,720	$5,587